Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is executed as of July 26, 2018 (the “Effective Date”) by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Landlord”), and JAZZ PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), in the following factual context:
A.    Landlord and Tenant are parties to that certain Lease dated as of January 7, 2015, as amended by that certain First Amendment to Lease dated January 29, 2018 (as amended, the “Lease”), pursuant to which Landlord leased to Tenant the building located on that certain real property commonly known as 3170 Porter Drive, Palo Alto, California. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings given such terms in the Lease.
B.    Landlord and Tenant now desire to modify the Lease to memorialize the parties’ agreement regarding the solar panel system that Landlord installed on the roof of the Building, and to further amend the Lease as provided in this Amendment.
NOW, THEREFORE, intending to be legally bound, the parties agree as follows:
1.Solar Panel System. The following provision is added as Section 9.10 to the Lease:
“9.10    Solar Panel System. Landlord, at its sole expense, installed a solar panel system on the roof of the Building (and with the connections and other infrastructure relating thereto, collectively, the “Solar Panel System”). The Solar Panel System shall be considered a part of the Building Systems. Landlord shall be responsible for the repair, replacement and maintenance of the Solar Panel System as a part of the Building Systems in accordance with Section 9.1, and the cost of repair, replacement and maintenance of the Solar Panel System shall be included in Operating Expenses. Notwithstanding any contrary provision of this Lease, Landlord makes no representations or warranties whatsoever with respect to the condition of the Solar Panel System, including without limitation, the performance thereof or the capacity thereof.”
2.Utility Costs. Section 9.4 of the Lease is hereby deleted in its entirety and replaced with the following:
“9.4    Utility Costs. As of November 3 2017, Tenant assumed direct responsibility for the payment of all utility costs billed by the City, including the cost of all electric, gas, water, sewer and refuse services provided to the Property. Without limiting the foregoing, Tenant shall be responsible for the cost of all electricity not provided by the Solar Panel System. Tenant shall be entitled to the energy produced by the Solar Panel System, and shall have the right to take advantage of any programs offered by the City, if any, including the “Net Energy Metering” program. Landlord shall have no obligations with respect to any costs billed by the City to Tenant, or any City energy programs. Tenant shall also be responsible for arranging for hazardous waste collection, telephone and other electronic communications services at the Premises. Tenant shall pay, either through Operating Expenses or as a reimbursement to Landlord after invoicing, for the cost of any other utilities provided by Landlord. If Tenant is billed directly by Landlord for any Landlord-provided utilities, Tenant shall deliver payment to Landlord within thirty (30)

days after receipt of an invoice. Tenant shall provide monthly electricity and gas usage data for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity and gas usage data with respect to the Premises directly from the City. Tenant acknowledges and consents to Landlord’s use and disclosure of such information to the extent required to comply with Applicable Laws.”
3.Base Rent. In consideration of Landlord’s installation of the Solar Panel System, Landlord and Tenant hereby agree that as of March 1, 2018, the Base Rent initially payable by Tenant and identified in Article 1 of the Lease shall be increased to $5.55 per square foot of Rentable Area per calendar month, which shall be subject to an annual rent increase of three percent (3%) per year, in accordance with the terms and conditions of Section 6.1 of the Lease, as set forth on the attached Exhibit A. With the rent payment due on or before September 1, 2018 (the “Rent True-up Date”), Tenant shall make a true-up Base Rent payment in the amount of Twenty-Nine Thousand Five Hundred Eighty-Seven and 80/100s Dollars ($29,587.80), which is calculated as the difference between the Base Rent actually paid and the increased Base Rent between March 1, 2018 and the Rent True-up Date.
4.Access. The following provision is added to the end of Section 3.3:
Landlord and Tenant agree and acknowledge, as required by California Civil Code Section 1938, the following:
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”
Landlord and Tenant agree and acknowledge that Tenant shall be solely responsible for the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards identified by the CASp inspection.
5.Effect of Amendment. As amended by this Amendment, the Lease shall continue in full force and effect and in accordance with all of its terms. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.
6.Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of California.

7.Partial Invalidity. If any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the remaining provisions contained herein shall not be affected in any way thereby.
8.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one and the same instrument. This Amendment may be executed and delivered by the exchange of facsimile, .pdf or other electronic image file copies of the executed counterpart signature pages, which shall be considered the equivalent of ink signature pages for all purposes.
[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Lease effective as of the Effective Date.

LANDLORD: THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California	TENANT: JAZZ PHARMACEUTICALS, INC., a Delaware corporation
By: /s/ Desiree Trister Name: Desiree Trister Its: Director, Asset Management Stanford Research Park	By: /s/ Karen Wilson Name: Karen Wilson Its: SVP, Finance

Exhibit A
Base Rent Schedule

Period During Lease Term	Monthly Base Rent per sq. ft. of Rentable Area	Monthly Base Rent
10/15/2017 - 1/14/2018	$0.00 (due to free rent)	$0.00 (due to free rent)
1/15/2018 - 2/28/2018	$5.50	$542,443.00
3/1/2018-10/31/2018 ($0.05 per square foot increase begins)	$5.55	$547,374.30
11/1/2018 - 10/31/2019	$5.72	$563,795.53
11/1/2019 - 10/31/2020	$5.89	$580,709.39
11/1/2020 - 10/31/2021	$6.06	$598,130.68
11/1/2021 - 10/31/2022	$6.25	$616,074.60
11/1/2022 - 10/31/2023	$6.43	$634,556.83
11/1/2023 - 10/31/2024	$6.63	$653,593.54
11/1/2024 - 10/31/2025	$6.83	$673,201.35
11/1/2025 - 10/31/2026	$7.03	$693,397.39
11/1/2026 - 10/31/2027	$7.24	$714,199.31
11/1/2027 - 10/31/2028	$7.46	$735,625.29
11/1/2028 - 10/14/2029	$7.68	$757,694.05